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Exhibit 10.8

CONFIRMATION: RE-APPOINTMENT AS DIRECTOR AND NON-EXECUTIVE CHAIRPERSON

(THIS IS A FREE TRANSLATION OF THE AFRIKAANS VERSION OF THE EXECUTED AGREEMENT. THE AFRIKAANS VERSION IS ACCORDINGLY THE DEFINITIVE VERSION AND WILL PREVAIL IN THE EVENT OF A CONFLICT BETWEEN THE AFRIKAANS VERSION AND THIS DOCUMENT.)

        We herewith confirm your re-appointment as director and non-executive chairperson of Naspers Limited and certain of its subsidiaries.

1.	PARTIES
The parties to this agreement are:
1.1	NASPERS LIMITED ("Naspers" or "the company"); and
1.2	THEUNISSEN VOSLOO ("the director").
2.	DURATION

The director's re-appointment as director and non-executive chairperson of the company was approved by the shareholders on 30 August 2001, and is subject to the normal rotation clause in the articles of association of the company (Article 57) and the provisions of the Companies Act No. 61 of 1973 as amended ("the Act").
3.	DIRECTOR'S FEES

The director will receive the standard annual directors' fees for general duties as a director and non-executive chairperson as determined by the board of directors of the company and as approved by the company at its annual general meeting. The directors' fees will be due and payable annually in August, after shareholders' approval has been obtained.
4.	RESPONSIBILITIES
4.1
The director is responsible for the normal activities associated with the office of director and non-executive chairperson of the boards of Naspers, Media24 Limited ("Media24") and Nasboek Limited ("Nasboek") respectively and as a director of the NEG board. This includes the fiduciary duties of a director as imposed by common law, the articles of association of each of the respective companies concerned, and the duties imposed by the Act.
4.2	The director will report to the boards of directors of the companies concerned.
5.	ADDITIONAL DUTIES AND RESPONSIBILITIES
5.1
The director undertakes to fulfil duties and responsibilities additional to those referred to in paragraph 4, subject to his holding the office of director of Naspers at that time. These additional duties and responsibilities are:
	5.1.1	to act as trustee and chairperson of the various pension funds in the Naspers group;
	5.1.2	to act as trustee and chairperson of the Naspers and Media24 Share Incentive Trusts;
	5.1.3	to act as member and chairperson of the exco, budget and human resources committees of the company, Media24 and Nasboek respectively; and
	5.1.4	to represent the company in any other respect as may be agreed upon from time to time between the director and Naspers.

5.2
The director will be remunerated for the duties set out in 5.1.1 to 5.1.4 above in an amount of R430 000,00 (four hundred and thirty thousand rand) for the period 1 October 2002 to 30 September 2003, subject to Naspers shareholders' approval in August 2003. This remuneration will be paid quarterly in advance.
5.3	The level of remuneration for the period following 30 September 2003 shall be negotiated and agreed at the relevant time between the director and the company.
6.	CONFIDENTIALITY AND CONFLICT OF INTEREST
6.1	The director confirms, acknowledges and agrees that:
6.1.1
during the course of his appointment in terms of this agreement, he shall become acquainted with and gain personal and in-depth knowledge of and have direct access to strategic, sensitive and confidential information of the company and its subsidiaries (including their technical and business know-how, confidential information, goodwill and intangible assets in general) (hereinafter collectively referred to as "the confidential information") which is not readily available to a competitor of the company;
6.1.2
the confidential information is of strategic importance to the business of the company and the company accordingly has a legitimate proprietary and commercial interest therein, which the company is entitled to protect;
	6.1.3	should any part of the confidential information become available to competitor of the company it could cause the company considerable financial loss; and
6.1.4
the only effective and reasonable manner in which the company's legitimate proprietary and commercial interest in the confidential information could be protected so as to avoid financial loss to the company is by way of the director furnishing and complying with the confidentiality undertakings contemplated in clause 6.2 below.
6.2	In consideration for the benefits accruing to the director in terms of this agreement and to protect and maintain the confidential information, the director undertakes to the company that:
6.2.1
he shall not during his appointment as a director of the company or any of its subsidiaries or at any time thereafter, either himself utilise and/or directly or indirectly disclose to any third party (except as required by the terms and nature of the director's appointment) any of the confidential information;
6.2.2
he shall not derive any benefit, whether directly or indirectly, from the confidential information, nor, without limiting the generality of the aforegoing, be engaged, involved, concerned or interested, whether directly or indirectly, in the economic exploitation, whether by marketing, promoting, advertising or selling in any manner whatsoever, of confidential information;
6.2.3
he shall treat as confidential all confidential information which a third party made available to the company in terms of any contract and which has become known to the director in the course of his duties under this agreement, and he shall not divulge to other third parties any information regarding such confidential information contrary to the terms of the aforesaid contract;
6.2.4
any documents or records (including written instructions, drawings, notes or memoranda) relating to the confidential information which are created by the director or which come into the director's possession during the period of his appointment as a director of the company or any of its subsidiaries, shall be deemed to be the property of the company and shall be surrendered to the company on demand, and in any event on the termination of the director's appointment as a director of the company or any of its subsidiaries and the director will not retain any copies thereof or extracts therefrom.

7.    TERMINATION

        The parties agree that the offices of the director in respect of the company and its subsidiaries may be terminated on grounds generally accepted as good reasons for the termination of a directorship as determined by South African legislation and the articles of association of the respective companies. If the director's office of director and non-executive chairperson of the company terminates, the director undertakes forthwith to resign from all offices then held by the director in respect of the subsidiaries of the company and of the bodies and entities referred to in 5.1.1 - 5.1.4.

SIGNED AT Claremont on the 1st day of October 2002

AS WITNESSES:

1.	/s/ DOREEN SMYTHE	/s/ J. J. M VAN ZYL
2.		NASPERS LIMITED

SIGNED /s/ THEUNISSEN VOSLOO on the 27th day of September 2002

AS WITNESSES:

1.	/s/ MARIANA VAN WYK
2.	/s/ SHIRALDA MITAS

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  Exhibit 10.8
Agreement dated October 1, 2002 between Naspers Limited and Mr. T. Vosloo (English translation)